EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE December 10, 2008	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORT THIRD QUARTER
FISCAL YEAR 2009 RESULTS

ALBUQUERQUE, NEW MEXICO, December 10, 2008 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported results for the third quarter of fiscal year 2009.

For the three-month period ended October 31, 2008, the Company reported net sales from continuing operations of $5.869 million, a decrease of 11.9% compared to net sales from continuing operations of $6.663 million for the prior year third quarter period.  The Company experienced a net loss for the three-month period ended October 31, 2008, of $254,000 or $0.06 per basic and diluted share, compared to a net loss of $147,000, or $0.03 per basic and diluted share for the prior year period ended October 31, 2007.

For the nine months ended October 31, 2008, the Company reported net sales from continuing operations of $20.093 million, a decrease of 7.0% compared to net sales from continuing operations of $21.608 million for the nine months ended October 31, 2007.  Net loss for the nine months ended October 31, 2008 was $233,000 or $0.05 per basic and diluted share, compared to net income of $573,000, or $0.13 per basic and diluted share for the prior year nine months ended October 31, 2007, which includes income of $549,000 (net of income tax expense) from the sale of one underperforming location.

“The economic turmoil that is gripping the nation is impacting all sectors of business and this includes the Bowlin travel centers.  For the nine months ended October 31, 2008, restaurant sales from continuing operations were off 16.1% while merchandise sales from continuing operations decreased 18.4%.  In the successful history of Bowlin travel centers that dates back to the early 1900s, we have not experienced a harsher business environment than what we are faced with currently,” stated Michael L. Bowlin, Chairman, President and Chief Executive Officer.

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Bowlin Travel Centers Report Third Quarter Fiscal Year 2009 Results
December 10, 2008

Continuing Bowlin commented, “Contributing to the decline in sales were fuel prices that kept travelers off the highways and until most recently were higher than the previous year and two locations continued to be impacted by major highway interchange construction.   G&A expense decreased 7.3% during the nine-month period as we stayed focused on cost control making necessary adjustments as demanded by the flow of travelers visiting our centers.

We are working closely with Miller Capital Markets (Miller), an investment banking firm, to review various options available to the company.  The engagement of Miller, previously announced in September of this year, makes available to our Board of Directors a firm with advisory expertise to assist both the Board and management of the company during this recessionary time in our nation that has put severe pressure on companies engaged in retail businesses.”

The Company operates full-service travel centers and restaurants that offer brand name food and gasoline, and a unique variety of Southwestern merchandise to the traveling public in New Mexico and Arizona.

Visit our web site at:                                 www.bowlintc.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein.  For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Report Third Quarter Fiscal Year 2009 Results
December 10, 2008

The following tables outline the company's financial results for the third quarter of fiscal 2009.

Condensed Balance Sheets and Statements of Income

BALANCE SHEETS
(in thousands)

	October 31, 2008	January 31, 2008 (Audited)
Assets

Cash and cash equivalents	$1,906	$1,899

Marketable securities	1,800	2,300

Other current assets	3,970	4,047

Total Current Assets	7,676	8,246

Property and equipment, net	9,850	9,855

Assets held for sale	1,118	1,123

Other assets	593	638

Total Assets	$19,237	$19,862

Liabilities and Shareholders’ Equity

Current liabilities	$1,313	$1,541

Long-term debt	4,476	4,577

Deferred income taxes	577	639

Total Liabilities	6,366	6,757

Shareholders’ equity	12,871	13,105

Total Liabilities and Shareholders’ Equity	$19,237	$19,862

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Bowlin Travel Centers Report Third Quarter Fiscal Year 2009 Results
December 10, 2008

CONDENSED STATEMENTS OF INCOME

 (in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	October 31,	October 31,	October 31,	October 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$5,869	$6,663	$20,093	$21,608
Cost of goods sold	(4,295)	(4,792)	(14,474)	(14,935)
General and administrative expenses	(1,755)	(1,849)	(5,335)	(5,756)
Depreciation and amortization	(212)	(205)	(633)	(594)
Operating income (loss)	(393)	(183)	(349)	323

Interest expense	(71)	(83)	(208)	(298)
Other non-operating income	79	106	238	295
Income (loss) from continuing operations before income taxes	(385)	(160)	(319)	320
Income tax expense (benefit)	143	53	112	(133)
Income (loss) from continuing operations	(242)	(107)	(207)	187

Discontinued operations
Loss from operations of discontinued components	(19)	(68)	(40)	(270)
Income tax benefit	7	28	14	107
	(12)	(40)	(26)	(163)

Income from disposal of discontinued operations, net of income tax expense	—	—	—	549

Net income (loss)	$(254)	$(147)	$(233)	$573

Earnings (loss) per share:
Basic and diluted, continuing operations	$(0.05)	$(0.02)	$(0.04)	$0.04
Basic and diluted, discontinued operations	$(0.01)	$(0.01)	$(0.01)	$(0.03)
Basic and diluted, disposal of discontinued operations	—	—	—	$0.12
Basic and diluted, net income (loss)	$(0.06)	$(0.03)	$(0.05)	$0.13

Weighted average common shares outstanding	4,582,348	4,583,348	4,582,348	4,583,348

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